UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 20, 2008

CAROLINA BANK HOLDINGS, INC.

(Exact name of Registrant as specified in its charter)

North Carolina	000-31877	56-2215437
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

528 College Road, Greensboro, North Carolina 27410

(Address of principal executive offices)

Registrant’s telephone number, including area code (336) 288-1898

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Employment Agreement with Robert T. Braswell

On May 20, 2008, Carolina Bank Holdings, Inc. (the “Registrant”) entered into a new employment agreement with Robert T. Braswell, president and chief executive officer of the Registrant and its wholly owned subsidiary, Carolina Bank (the “Bank”). The agreement has a term of three years and automatically renews for one additional year on each anniversary unless the board of directors determines not to extend the term. The agreement provides Mr. Braswell with a base salary of $260,000 and various other benefits appropriate for an executive officer serving in his capacity with the Registrant.

The agreement provides that if Mr. Braswell’s employment is terminated involuntarily without cause or voluntarily but with good reason, he will receive a single lump sum payment equal to three times his base salary plus any bonus earned by Mr. Braswell or accrued on his behalf through the termination date, plus a pro rota share of any bonus for the year in which termination became effective. The agreement also entitles Mr. Braswell to a lump sum payment equal to three times his annual compensation in the event of a change in control of the Registrant. This benefit is payable regardless of whether Mr. Braswell’s employment is terminated following the change in control, but is payable on no more than one occasion. If Mr. Braswell receives the change in control benefit, he would not later be entitled to additional benefits in the event of his termination. For purposes of calculating change in control benefits, the term “annual compensation” means the sum of (1) Mr. Braswell’s base salary at the time of the change in control plus (2) any cash bonus or cash inventive compensation earned in the year preceding the change in control.

Salary Continuation Agreement

On May 20, 2008, the Bank entered into a salary continuation agreement with Robert T. Braswell, president and chief executive officer. This agreement is also known as a supplemental executive retirement plan or “SERP.” The SERP entitles Mr. Braswell to an annual retirement benefit when he reaches age sixty-five. Annual SERP benefits are payable for fifteen years. The annual benefit is equal to $200,000. A reduced annual benefit is payable if Mr. Braswell’s employment terminates before age sixty-five due to involuntary termination without cause, voluntary termination for any reason, or termination because of disability. SERP benefits are forfeited in the event of involuntary termination for cause.

The SERP also provides for a lump sum cash benefits payable to Mr. Braswell in the event of a change in control of the Registrant. The benefit consists of the SERP liability accrual balance projected to exist at Mr. Braswell’s normal retirement age and is payable regardless of whether his employment terminates following the change in control.

If a change in control occurs while Mr. Braswell is receiving or is entitled at age 65 to receive SERP benefits, he will instead receive a lump sum payment consisting of the liability accrual balance. The Bank has also agreed to reimburse the Mr. Braswell for certain legal expenses if his SERP is challenged following a change in control.

Item 5.02	Departure of Directors of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) The information required by this item is incorporated by reference from the disclosure contained in Item 1.01 of this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Exhibit
10.1	Employment Agreement of Robert T. Braswell

10.2	Salary Continuation Agreement between Carolina Bank and Robert T. Braswell

This Current Report on Form 8-K (including information included or incorporated by reference herein) may contain, among other things, certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements regarding certain of Registrant’s goals and expectations with respect to earnings, income per share, revenue, expenses and the growth rate in such items, as well as other measures of economic performance, including statements relating to estimates of credit quality trends, and (ii) statements preceded by, followed by or that include the words “may”, “could”, “should”, “would”, “believe”, “anticipate”, “estimate”, “expect”, “intend”, “plan”, “projects”, “outlook” or similar expressions. These statements are based upon the current belief and expectations of Registrant’s management and are subject to significant risks and uncertainties that are subject to change based on various factors (many of which are beyond Registrant’s control).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAROLINA BANK HOLDINGS, INC.

	By:	/s/ Robert T. Braswell
Robert T. Braswell
President and Chief Executive Officer

Date: May 27, 2008

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
10.1	Employment Agreement of Robert T. Braswell

10.2	Salary Continuation Agreement between Carolina Bank and Robert T. Braswell